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                                                                      EXHIBIT 10
                                            December 8, 1995


[THE CIT GROUP LOGO]


Mr. Douglas Pereira
Chief Financial Officer
Clothestime Stores, Inc.
5325 E. Hunter Ave.
Anaheim, CA 92807


Dear Mr. Pereira:

Your financial advisor has advised The CIT Group/Business Credit, Inc. (the "Lender") that Clothestime Stores, Inc. (the "Company" or "Borrower") and its affiliates (except the Vermont Insurance Company) intends to file a petition (the "Petition") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") and the Company will require debtor in possession financing in the amount of up to $40,000,000 for working capital purposes. We have reviewed the information you have submitted to us and are pleased to inform you that we have approved a debtor in possession revolving line of credit (the "DIP Line of Credit") consisting of, and subject to, the terms described in this letter (the "Commitment Letter").


Revolving Line of Credit
------------------------
1. A revolving Line of Credit (the "DIP Revolving Line of Credit") evidenced by a Financing Agreement ("DIP Agreement") providing for revolving advances ("DIP Revolving Loans") up to the lesser of (a) $40,000,000, (b) the lesser of (i) sixty percent (60%) of eligible inventory valued on a cost basis, and (ii) forty percent (40%) of eligible inventory valued on a retail basis, or (c) the amount of debtor in possession financing that the Company is authorized to borrow by the Bankruptcy Court for the District in which the Company's case is pending (the "Court") pursuant to the Bankruptcy Court Order (defined below), provided however, such rates of advance against the inventory shall be subject to reduction by the Lender based on the Lender's completed analysis of the Borrower's inventory systems and value of said inventory as determined by the appraisal provided for in 13 (c). After giving effect to all DIP Revolving Loans to be extended at closing, the Borrower's excess revolving loan availability, at the closing only, shall be at least $2,500,000.


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Letter of Credit Subline
------------------------
2. Within the DIP Revolving Line of Credit and borrowing base availability the Lender will assist the Borrower in obtaining up to $25,000,000 at any time of documentary letters of credit for the purchase of inventory and standby letters of credit for business purposes approved by the Lender. Forty percent (40%) of the outstanding documentary letters of credit will be reserved from availability. One hundred percent (100%) of standby letters of credit will be reserved from availability.


Term
----
3. Borrowings are to be repaid and the Agreement terminated on the earliest of (i) 24 months after the date on which the Company files its Petition, (ii) the effective date of the Company's confirmed plan of reorganization, (iii) the Final Bankruptcy Court Order is not entered prior to January 31, 1996, (iv) reversal or modification (if not consented to by Lender) of the Bankruptcy Court Order, or (v) at the option of Lender, occurrence and continuation of any Event of Default under the DIP Agreement.


Interest Rate and Fees
----------------------
4. Interest on all outstanding DIP Revolving Loans under the DIP Agreement at a rate equivalent to a) the Chemical Bank Rate plus one half of one percent (0.50%) per annum, or b) at the election of the Company, the LIBO Rate plus two and one half percent (2.50%) per annum, provided that the Company i) gives the Lender three (3) business days prior written notice of any LIBO Rate election, ii) pays the Lender a $500 LIBO Rate election fee for each LIBO Rate election, and iii) cannot make a LIBO Rate election if an Event of Default under the DIP Agreement remains un-waived or uncured. Upon the Company's election of a LIBO Rate option, the Company will specify a one, two, three or six month LIBO Rate period.

         All cash receipts from the sale of inventory shall be deposited to blocked accounts and applied, first, to repay amounts outstanding under the DIP Agreement. Collections will be credited to the Borrower's account upon the Lender's receipt of good funds at its bank account in New York, New York. The Lender's receipt of funds previously evidenced by checks and like instruments which have cleared constitute good funds. Interest on all obligations due to the Lender will be payable monthly.





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5.       A DIP unused Line of Credit Fee, payable at the end of each month, of three eighths of one percent (.375%) per annum on the unused
         DIP Line of Credit, computed by multiplying .375% by the positive difference between the $40,000,000 maximum amount of the DIP Line of Credit and the sum of x) the average daily DIP Revolving Loan balance due Lender, and y) the average daily outstanding Letters of Credit.

6. In addition to passing along all charges from the Letter of Credit issuing bank, Lender will charge a service fee in connection with each Letter of Credit equal to one percent (1.00%) per annum, payable monthly, on the face amount of each Letter of Credit.

7. A Collateral Management Fee of $30,000 per each six month period the Agreement is in effect. Such fee shall be payable upon Closing, and in advance of each six (6) month period and shall be fully earned when paid and non-refundable.

8. A $250,000 Loan Facility Fee, payable on the date (the "Closing") that the Court first enters an order (whether interim or final) authorizing borrowing under the DIP Line of Credit.


Priority
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9.       The DIP Line of Credit and the Borrower's obligations to us will constitute a superpriority administrative expense claim under Section 364(c)(1) of the Bankruptcy Code and shall be senior to all other administrative expense claims, except for professional fees and U.S. Trustee fees up to an amount to be mutually agreed upon by the Borrower and Lender. Additionally, Lender will require a negative pledge on the Company's merchandise inventory and proceeds and the Company's representation and warranty, confirmed in the Bankruptcy Court Order, that such inventory is and shall remain unencumbered. Payment of all obligations outstanding to the Lender under the DIP Agreement shall be guaranteed by each of the Borrower's affiliates (except the Vermont Insurance Company).

10. The definitive documentation shall provide that any rights of reserve and/or set-off that the Lender may have now or in the future in connection with the DIP Line of Credit may not be exercised or applied


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         to any other debtor-creditor relationships that the Lender's affiliates may now or hereafter have with the Borrower or its affiliates.


Covenants and Provisions
------------------------

11. (a) The DIP Agreement will contain such warranties, representations, covenants, events of default and indemnity and expense reimbursement provisions as are customary or deemed appropriate by the Lender for financing transactions of this type, which will include certain financial covenants, including, but not limited to:

                    Limitation on Capital Expenditures
                    EBITDA
                    Maximum Net Loss Provision

         (b) The Company will provide to the Lender, among other things, monthly interim and year-end financial statements. The year-end statements must be certified by an independent public accountant mutually acceptable to each of us.

         (c) The DIP Agreement will provide such remedies as are customary or deemed appropriate by the Lender for financing transactions of this type, and shall provide that the automatic stay of Section 362 of the Bankruptcy Code shall be modified for the limited purpose of permitting the Lender to exercise its remedies under the DIP Agreement and under law.


Out of Pocket Expenses
----------------------

12. (a) The Borrower shall reimburse the Lender on demand (whether or not this transaction is consummated) for out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) incurred in connection with the Agreement, including, but not limited to, those incurred by the Lender in connection with the preparation, execution and closing of this financing transaction and costs, fees and expenses relating to lien searches and filings.

         (b) By executing a copy of this letter, you agree to indemnify and hold Lender and its affiliates, and our and their directors, officers, employees, attorneys and other professionals harmless from and against all claims, liabilities, costs and expenses (including reasonable legal fees and disbursements) which may be incurred by or asserted against us or them (other than as a result of the gross negligence or willful misconduct of




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         such indemnified person or entity) in connection with or arising out of any actual or threatened proceeding (whether or not we or they are named as a party thereto) related to this Commitment Letter and/or the transactions contemplated hereby or any other matter arising as a result of the delivery of this letter.


Conditions of Closing
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13.      The foregoing is furnished as a means of affording the Borrower a guide to, and an outline of, the material terms and conditions of this commitment. Moreover, the foregoing is subject to:

         (a) successful completion of all the above items;

         (b) the execution and delivery of appropriate legal documentation which must be satisfactory in form and substance to Borrower and Lender and their respective counsels;

         (c) Lender's satisfaction with a report from Gordon Bros. Partners, Inc. indicating a fair market value of the Company's inventory sufficient, in Lender's commercially reasonable judgement, to support the proposed advance rate against inventory. The appraiser shall be retained by the Lender but paid for by the Borrower;

         (d) Lender's satisfaction that prior to the entry of the final Bankruptcy Court Order, no material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Borrower (other than the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code) has occurred. It is understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied by the Borrower and on which the Lender based its decision to issue this letter may, in the Lender's reasonable business discretion, be construed by the Lender as a material adverse change;

         (e) This letter will terminate unless a final order of the Court on terms satisfactory to the Lender and its counsel (including any interim order, the "Bankruptcy Court Order") has been entered prior to January 31, 1996 approving as a superpriority administrative expense claim the DIP Line of Credit or, on an interim basis, loans thereunder in a lesser amount. Advances will be made on the date the Bankruptcy Court Order is entered on an interim basis, except that if an appeal from the Bankruptcy Court Order is filed and a stay pending appeal is obtained, the commitment shall be effective commencing on the first business day





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         following the day on which implementation of the Bankruptcy Court
         Order is not stayed pending resolution of such appeal.


Confidentiality
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14.      This letter and the financing arrangements described herein are delivered to you with the understanding that neither this letter nor the substance of said proposed financing arrangements shall be disclosed by Borrower to anybody outside your organization, except to those professional advisors who are in a confidential relationship with Borrower and require knowledge thereof to perform their duties (such as your legal counsel, accountants and financial advisers), or where disclosure is required by law, provided, however, that once the Commitment Letter is accepted by the Borrower and an executed original copy is returned to the Lender, i) the terms of the Commitment Letter may be disclosed, and ii) the Borrower will consult with the Lender as to any filings or document distribution in which reference is made to the Lender or the DIP Line of Credit.


Commitment Fee
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15.      To induce the Lender to proceed with its consideration of the
         Borrower's requested financing facility and to confirm that the request is made in good faith, the Lender requests a $100,000 commitment fee (the "Commitment Fee"). If a financing agreement is consummated, the Lender will credit all $100,000 of such Commitment Fee against the Loan Facility Fee due at closing. In any other event, $50,000 of the Commitment Fee will be retained by the Lender, in addition to all expense reimbursements and other amounts due to the Lender.

WE EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER. ANY TRANSACTION RELATED HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

This letter (a) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this letter and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, and (b) can be changed only by a writing signed by each of the parties hereto and shall bind and benefit each of such parties and their respective successors and assigns.


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If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter not later than the close of business on December 8, 1995. Upon our receipt from you of an executed copy of this letter we will consider the $100,000 previously received from you as the Commitment Fee and will sign below to confirm our acceptance and return a fully executed copy to you.

We welcome the opportunity to work with you on this transaction and we hope to hear from you soon. Should you have any questions or comments, please feel free to contact us at anytime.


                                            Very truly yours,
                                            THE CIT GROUP/BUSINESS CREDIT, INC.


                                            By:
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                                                    Title: Vice President

Read and Agreed to:
Clothestime Stores, Inc.



By:
   --------------------------
         Title: CFO

                                            Commitment Letter Accepted:
                                            THE CIT GROUP/BUSINESS CREDIT, INC.


                                            By:
                                               -------------------------------
                                                    Title: Vice President



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